                                                                    EXHIBIT 99.2

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Energy Partners, Ltd.:

         We have audited the accompanying statement of revenues and direct operating expenses of certain oil and natural gas properties (the Acquired Properties) acquired from Castex Energy 1995, L.P. and Castex Energy, Inc. (Castex) by Energy Partners, Ltd. (the Company) for the year ended December 31, 2004. This financial statement is the responsibility of Castex's management. Our responsibility is to express an opinion on this financial statement based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in that financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statement provides a reasonable basis for our opinion.

         The accompanying statement of revenues and direct operating expenses was prepared as described in Note 1 for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenues and expenses of the Acquired Properties.

         In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and direct operating expenses of the Acquired Properties for the year ended December 31, 2004 in conformity with accepted accounting principles generally accepted in the United States of America.

                                        /s/    KPMG LLP
New Orleans, Louisiana
March 31, 2005

                              ENERGY PARTNERS, LTD.
         STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES OF CERTAIN
              OIL AND NATURAL GAS PROPERTIES ACQUIRED FROM CASTEX
                      FOR THE YEAR ENDED DECEMBER 31, 2004
                                 (IN THOUSANDS)




Revenues:
     Oil and natural gas .........................................   $   20,203
Direct operating expenses ........................................       (3,287)
                                                                     ----------
Revenues in excess of direct operating expenses ..................   $   16,916
                                                                     ==========






                             See accompanying notes.

                              ENERGY PARTNERS, LTD.
     NOTES TO STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES OF CERTAIN
              OIL AND NATURAL GAS PROPERTIES ACQUIRED FROM CASTEX


1. BACKGROUND AND BASIS OF PRESENTATION

         On January 20, 2005, Energy Partners, Ltd. (the Company or EPL) closed the acquisition of properties and reserves onshore in south Louisiana (the Acquired Properties) from Castex Energy 1995, L.P. and Castex Energy, Inc. (Castex) for $146.0 million in cash, after adjustments for the exercise of preferential rights by third parties and preliminary closing adjustments. The properties acquired include nine fields, four of which were producing at the time of the closing through 14 wells, with estimated proved reserves of approximately 51.2 Bcfe. Also included were interests in 22 exploratory prospects scheduled to be drilled in 2005.

         The accompanying financial statement varies from an income statement in that it does not show certain expenses that were incurred in connection with ownership and operation of the Acquired Properties, including exploration expenses, general and administrative expenses, and income taxes. These costs were not separately allocated to the properties in the accounting records of the Acquired Properties and any pro forma allocation would not be a reliable estimate of what these costs would actually have been had the Acquired Properties been operated historically as a stand-alone entity. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Acquired Properties had they been the Company's assets due to the greatly differing size, structure, operations and accounting of the two companies. The accompanying financial statement also does not include provisions for depreciation, depletion, and amortization, as such amounts would not be indicative of those costs which we would incur after allocation of the purchase price to arrive at a new cost basis in the properties.

         As a result, primarily due to the lack of segregated or easily obtainable reliable data on asset values and related liabilities, a balance sheet is not presented for the Acquired Properties.

         Revenues in the accompanying statement of revenues and direct operating expenses are recognized on the entitlement method. Direct operating expenses are recognized on the accrual basis and consist of monthly operator overhead costs and of the direct costs of operating the Acquired Properties, which were charged to the joint account of working interest owners by the operator of the wells. Direct operating expenses include all costs associated with production, marketing and distribution, including all selling and direct overhead other than costs of general corporate activities.

2. SUPPLEMENTARY OIL AND NATURAL GAS DISCLOSURES (UNAUDITED)

         The following reserve estimates present the estimate of the net proved oil and natural gas reserves and cash flow of the Acquired Properties. Users of this information should be aware that the process of estimating quantities of "proved" and "proved developed" natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statements disclosures. Proved reserves are estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved-developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

                              ENERGY PARTNERS, LTD.
     NOTES TO STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES OF CERTAIN
        OIL AND NATURAL GAS PROPERTIES ACQUIRED FROM CASTEX--(CONTINUED)

         The following table sets forth the net proved reserves of the Acquired Properties including changes therein, and proved developed reserves in thousands of barrels (Mbbls) and millions of cubic feet (Mmcf) for the period indicated:

                                                          CRUDE OIL    NATURAL GAS
                                                           (Mbbls)        (Mmcf)
                                                          ---------    -----------
Proved reserves at January 1, 2004 ....................       902         34,674
  Extensions, discoveries and other additions .........       337         12,935
  Revisions ...........................................        70           (749)
  Production ..........................................      (117)        (2,306)
                                                            -----         ------
Proved reserves at December 31, 2004 ..................     1,192         44,554
                                                            =====         ======
Proved-developed reserves:
  December 31, 2004 ...................................       762         24,163

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO RESERVES

         The following information has been developed utilizing procedures prescribed by Statement of Financial Accounting Standards No. 69 (Statement 69), "Disclosures about Oil and Gas Producing Activities". It may be useful for certain comparative purposes, but should not be solely relied upon in evaluating the Acquired Properties or their performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows (Standardized Measure) be viewed as representative of the current value of the Acquired Properties.

         The following factors should be taken into account in reviewing the following information: (1) future costs and selling prices will probably differ from those required to be used in these calculations; (2) due to future market conditions and governmental regulations, actual rates of production achieved in future years may vary significantly from the rate of production assumed in the calculations; (3) selection of a 10% discount rate is arbitrary and may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and (4) future net revenues may be subject to different rates of income taxation.

         Under the Standardized Measure, future cash inflows were estimated by applying period end oil and natural gas prices adjusted for field and determinable escalations to the estimated future production of period-end proved reserves. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs in order to arrive at net cash flow before tax. Future income tax expense has been computed by applying period-end statutory tax rates to aggregate future net cash flows, reduced by the tax basis of the properties involved and tax carryforwards. Use of a 10% discount rate is required by Statement 69.

                              ENERGY PARTNERS, LTD.
     NOTES TO STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES OF CERTAIN
        OIL AND NATURAL GAS PROPERTIES ACQUIRED FROM CASTEX--(CONTINUED)

         The standardized measure of discounted future net cash flows related to proved oil and natural gas reserves at December 31, 2004 follows (in thousands):



Future cash inflows ...........................................................    $ 354,137
  Future production costs .....................................................      (42,990)
  Future development and abandonment costs ....................................      (21,350)
  Future income tax expense ...................................................      (53,426)
                                                                                   ---------
Future net cash flows after income taxes ......................................      236,371
10% annual discount for estimated timing of cash flows ........................      (73,198)
                                                                                   ---------
Standardized measure of discounted future net cash flows ......................    $ 163,173
                                                                                   =========

         Changes in standardized measure of discounted future net cash flows applicable to proved oil and natural gas reserves for the year ended December 31, 2004 (in thousands):



As of December 31, 2003 .......................................................    $ 114,235
Sales and transfers of oil and natural gas produced, net of production costs ..      (16,916)
Net changes in prices and production costs ....................................       18,579
Extensions, discoveries and improved recoveries, net of future production costs       49,980
Revision of quantity estimates ................................................       (1,339)
Previously estimated development costs incurred during the period .............          376
Changes in estimated future development costs .................................        3,670
Changes in production rates (timing) and other ................................        7,189
Accretion of discount .........................................................       12,540
Net change in income taxes ....................................................      (25,141)
                                                                                   ---------
Net increase ..................................................................       48,938
                                                                                   ---------
As of December 31, 2004 .......................................................    $ 163,173
                                                                                   =========